EXHIBIT:  99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:    Louise A. Walker                                                   February 3, 2011
President  & CEO
FIRST NORTHERN COMMUNITY BANCORP
& FIRST NORTHERN BANK
P.O. Box 547
Dixon, California
       (707) 678-3041

First Northern Community Bancorp – 4th Quarter Earnings Report
Net Income and Earnings Per Share Climb

Dixon, California - First Northern Community Bancorp (the “Company”, ticker symbol FNRN), holding company for First Northern Bank (“First Northern” or the “Bank”), today announced earnings through the fourth quarter of 2010.  Year-to-date net income as of December 31, 2010 was reported at $2.67 million, up 352.85% compared to a net loss of $1.05 million reported for the same fiscal period last year.  Net income available to common shareholders totaled $1.67 million as of December 31, 2010 up 190.6% compared to a net loss available to common shareholders at December 31, 2009 totaling $1.85 million.  Diluted earnings per share for the twelve months ended December 31, 2010 was $0.19, up 190.5% from a diluted loss per share of $0.21 reported for the same fiscal period a year ago.

Total assets at December 31, 2010 were $737.2 million, a decrease of $10.4 million, or 1.4% over year-end 2009.  Total deposits of $640.3 million decreased $11.2 million or 1.7% compared to December 31, 2009 figures.  During that same period, total net loans (including loans held-for-sale) decreased $31.7 million, or 6.7%, to $444.4 million.

Net income for the quarter ended December 31, 2010 was $948 thousand, up 136.3% from the net loss of $2.6 million reported for the same period in 2009.  Net income available to common shareholders totaled $699 thousand for the quarter ended on December 31, 2010, an increase of 124.4% from the net loss available to common shareholders totaling $2.86 million for the quarter ended December 31, 2009.  Diluted earnings per share for the quarter were $0.08, compared to a loss per diluted share of $0.32 for the same quarter a year ago.

Louise A. Walker, President and Chief Executive Officer, stated “Our deposit and loan totals decreased slightly in 2010 due to our focused effort to make reductions in our certificate of deposit portfolio and our continued effort to improve loan quality.  That being said, deposit categories such as Demand, Interest-bearing Transaction, Savings, and Money Market experienced a combined increase of 6.4% compared to the same period a year ago, and we originated $74.4 million in new mortgage loans during 2010.  This past year has truly been full of milestones and accomplishments, and I think our results are testimony to the dedication and hard work performed by our team of experienced bankers.  We are excited about the progress we have made during these past few years to enhance our operational efficiencies and improve our risk management; these changes lay the groundwork for enhanced future performance.”

About First Northern Bank
First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and the west slope of El Dorado County. First Northern has 11 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville (2), Winters, Woodland, Downtown Sacramento, Roseville, and Auburn, and has a full service Trust Department in Sacramento. First Northern Bank also offers 24/7 real estate mortgage loans, SBA loans, and non-FDIC insured Investment and Brokerage Services at each branch location. Real Estate Mortgage Loan offices are located in Davis, Roseville and Folsom, and real estate loan representatives are available to meet customers at any of the Bank’s branches by appointment.  The Bank specializes in relationship banking and employs experts in the area of small business, commercial, agribusiness, and real estate lending, as well as wealth management. February 1, 2010, marked First Northern Bank’s centennial milestone, it’s first 100 years of serving the community.  The Bank can be found on the Web at www.thatsmybank.com.

Forward-Looking Statements

This press release may include certain "forward-looking statements" about First Northern Community Bancorp (the "Company").  These forward-looking statements are based on management's current expectations and are subject to certain risks, uncertainties and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.  More detailed information about these risk factors is contained in the Company's most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements.  The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made.  For further information regarding the Company, please read the Company's reports filed with the SEC and available at www.sec.gov.

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